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                                                                    EXHIBIT 99.1


          CCA PURCHASES CROWLEY COUNTY, COLORADO CORRECTIONAL FACILITY


NASHVILLE, TENN January 21, 2003 -- Corrections Corporation of America (NYSE:
CXW) announced today that it has purchased the Crowley County Correctional Facility, a 1,200 bed medium security adult male prison facility located in Olney Springs, Crowley County, Colorado, from an affiliate of Reckson Associates Realty Corporation for a cash purchase price of approximately $47.5 million. The facility currently houses approximately 985 inmates from the States of Colorado and Wyoming. As part of the transaction, CCA also acquired the management contracts related to the facility and took over management of the facility effective January 18, 2003.

CCA currently owns and operates three other facilities in the State of Colorado with an aggregate design capacity of approximately 2,220 beds, housing approximately 1,810 Colorado inmates and 30 Wyoming inmates.

CCA paid the purchase price through $30 million in borrowings under its senior bank credit facility pursuant to an expansion of its existing $565 million term loan B facility by a like amount, with the balance of the purchase price satisfied with cash on hand.

"We are pleased to announce the closing of the Crowley acquisition," stated Irving E. Lingo, Jr., CCA's Executive Vice President and Chief Financial Officer. "We believe that the existing occupancy level, favorable projected return on investment, projected growth in Colorado's inmate population, and the state's commitment to privatization make this a unique and attractive investment opportunity."

ABOUT CCA

CCA is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. CCA currently operates 61 facilities, including 38 company-owned facilities, with a total design capacity of approximately 60,000 beds in 21 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, CCA facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. CCA also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.